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                                                                     Exhibit 8.1

The following table sets forth the direct and indirect subsidiaries and investee companies of Shanda Interactive Entertainment Limited as of March 31, 2007.


Name of Subsidiary                 Jurisdiction of Incorporation    Beneficial Ownership    Name Under which Subsidiary conduct
                                                                                            Business

Shanda Holdings Limited            British Virgin Islands           100%                    Shanda Holdings Limited

Shengqu Information Technology     People's Republic of China       100%                    Shengqu Information Technology
(Shanghai) Co., Ltd.                                                                        (Shanghai) Co., Ltd.


Shanda Computer (Shanghai)         People's Republic of China       100%                    Shanda Computer (Shanghai) Co. Ltd.
Co., Ltd.

Grandpro Technology Ltd.           British Virgin Islands           100%                    Grandpro Technology Ltd.

Shanda Zona LLC.                   Delaware                         100%                    Shanda Zona LLC.

Shanda Zona Limited                British Virgin Islands           100%                    Shanda Zona Limited

Actoz Soft Co. Ltd.                Korea                            45.64%                  Actoz Sooft Co. Ltd.

SINA Corporation                   Cayman Islands                   3.9%                    SINA Corporation

Grandpro Technology (Shanghai)     People's Republic of China       100%                    Grandpro Technology (Shanghai)
Co., Ltd.                                                                                   Co., Ltd.